Exhibit 10.28

EXECUTION COPY
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 31, 2008 (the “Effective Date”), by and between Xanodyne Pharmaceuticals, Inc., a Delaware corporation with a principal place of business at One Riverfront Place, Newport, Kentucky (the “Company”), and Gary Shangold, M.D., an individual residing at 14 Laurel Mtn Way, Califon, New Jersey (the “Employee”).
     The Company desires to employ the Employee, and the Employee desires to be employed by the Company on the terms and conditions set forth herein.
     In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:
     1) EMPLOYMENT AND SUPERSESSION OF ALL PRIOR AGREEMENTS. The Company hereby employs the Employee and the Employee accepts employment upon the terms and conditions of this Agreement. This Agreement, together with all attachments, annexes and exhibits hereto, shall supersede and replace any and all agreements, written or oral, express or implied, between the Employee and the Company or any related or predecessor organization, relating to the subject matter hereof, including without limitation the Term Sheet for Proposed Employment, dated January 18, 2008, between the Employee and the Company. This Agreement, together with all attachments, annexes and exhibits hereto, constitutes the complete understanding between the parties relating to the subject matter hereof and thereof.
     2) DUTIES.
          a) The Employee will be employed as Chief Medical Officer, reporting to the President and Chief Executive Officer of the Company. During the Employee’s employment, the Employee agrees to serve and perform such duties consistent with being a Chief Medical Officer at such times and in such manner as the Company or the Board of Directors of the Company (the “Board”) may reasonably from time to time direct. At the Company’s discretion, the Employee may be given additional duties or different duties, and this Agreement shall apply as well to any such duties assumed by Employee. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.
          b) During the Employment Period (as defined below), the Employee agrees to faithfully perform the duties assigned to him to the best of his ability and to devote full and undivided time to the transaction of the Company’s business; provided, however, that during the Employment Period the Employee may provide consulting services for the entities listed on Annex A hereto and any other entity approved in writing in advance by the Company (“Approved Consulting Services”) such that the Employee devotes an aggregate of not more than one day per week to all Approved Consulting Services. The Employee acknowledges and agrees that the Company may disclose, in a press release or otherwise, that the Employee is providing consulting and advisory services to Agile Therapeutics, Inc.
          c) The Employee shall spend at least 50% of his business time at the

Company’s principal place of business, currently located at One Riverfront Place, Newport, Kentucky, or at such other location as the Company may reasonably request in order for the Employee to perform his duties hereunder. Notwithstanding the preceding sentence, the Company acknowledges and agrees that the Employee shall not be required to relocate his primary residence to the greater Cincinnati area. The Employee shall provide the Company notice of his travel schedule with as much advance notice as is reasonably practicable. After receiving such notice, the Company shall coordinate making appropriate travel arrangements.
     3) COMPENSATION.
          a) Base Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary of $320,000, as may be adjusted from time to time by the Board or the Compensation Committee of the Board (the “Committee”), based upon a review of Company and Employee performance, which review shall occur at least annually.
          b) Annual Bonus. The Employee will be eligible for an annual bonus based on achievement of objectives set forth by the Committee. The Employee’s target bonus will be 40% of the Employee’s base salary. Depending on results, the Employee’s actual bonus, if any, may be higher (up to a maximum of 80% of the Employee’s base salary) or lower. The Board or the Committee has the right to modify the bonus program at any time. The bonus award amount will be determined by the Board or Committee in its sole discretion.
          c) Benefits. The Employee shall be entitled to receive those benefits generally provided to other full-time employees of the Company at substantially the same employment level. Such benefits are subject to change from time to time in the Company’s sole discretion.
          d) Vacation. The Employee shall be entitled to 21 days paid vacation per year, to be taken at such times as may be approved by the Board, the Committee or an officer designated by the Board or the Committee.
          e) Expense Reimbursement. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his or her duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time, including without limitation reasonable and necessary expenses incurred by the Employee in connection with travel between the Company’s principal place of business and the Employee’s primary residence in New Jersey in accordance with the terms of this Agreement.
          f) Home Office Allowance. Within 30 days following the Effective Date, the Company shall pay to the Employee an allowance of $25,000 (the “Home Office Allowance”). The Employee shall use the Home Office Allowance to establish, equip and furnish an office in the Employee’s primary residence so that the Employee can fully perform his duties under this Agreement. In the event any portion of the Home Office Allowance remains unused after the Employee so establishes, equips and furnishes a home office, the Employee may retain any such excess. Subject to Section 3(i), the Employee shall be responsible for the payment of all taxes imposed on the Employee as a result of the Company’s payment of the Home Office Allowance to the Employee.
          g) Stock Awards.
               i) The Employee shall be eligible to receive a stock option (the “Commencement Option”) to purchase 800,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), subject to the execution and delivery by the Employee of an appropriate stock option agreement covering the Commencement Option in substantially the form approved and adopted by the Company’s Board of Directors. The Commencement Option shall (A) vest and become exercisable with respect to 25% of the shares on the first anniversary of the grant date and with respect to an additional 2.0833% of the shares at the end of each successive one-month period following the first anniversary of the grant date until the fourth anniversary of the grant date; (B) be granted pursuant to and in accordance with, and otherwise be subject to the terms and conditions of, the Company’s 2007 Stock Incentive Plan; and (C) have an exercise price per share equal to the fair value of the Common Stock, as determined by the Company’s Board of Directors, as of the grant date.
               ii) The Employee shall be eligible to receive restricted stock units (the “RSUs”) for 125,000 shares of Common Stock (the “RSU Shares”), subject to the execution and delivery by the Employee of an appropriate restricted stock unit agreement covering the RSUs in substantially the form approved and adopted by the Company’s Board of Directors. The RSUs shall (A) vest as to 33% of the original number of RSUs on the first anniversary of the grant date, 33% of the original number of RSUs on the second anniversary of the grant date and 34% of the original number of RSUs on the third anniversary of the grant date; and (B) be granted pursuant to and in accordance with, and otherwise be subject to the terms and conditions of, the Company’s 2007 Stock Incentive Plan. The RSU Shares shall be issuable to the Employee on the earliest of (x) the third anniversary of the grant date, (y) subject to the terms of the restricted stock unit agreement, the Employee’s “separation of service” as defined in Section 409A of the Internal Revenue Code of 1986 (the “Code”), and (z) the date of a Change in Control Event (as defined in the Company’s 2007 Stock Incentive Plan) that constitutes a “change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation,” as defined for purposes of Section 409A of the Code.
               iii) The Employee shall be eligible to receive, on the first day of trading of the Common Stock on the NASDAQ Global Market, a stock option (the “IPO Option”) to purchase 125,000 shares of Common Stock, subject to the execution and delivery by the Employee of an appropriate stock option agreement covering the IPO Option in substantially the form approved and adopted by the Company’s Board of Directors. The IPO Option shall (A) vest and become exercisable with respect to 25% of the shares on the first anniversary of the grant date and with respect to an additional 2.0833% of the shares at the end of each successive one-month period following the first anniversary of the grant date until the fourth anniversary of the grant date; (B) be granted pursuant to and in accordance with, and otherwise be subject to the terms and conditions of, the Company’s 2007 Stock Incentive Plan; and (C) have an exercise price per share equal to the closing sales price of the Common Stock on the first day of trading of the Common Stock on the NASDAQ Global Market.

               iv) Any future grants of stock awards to the Employee will be at the sole discretion of the Company’s Board of Directors.
          h) Company Sale Bonus Plan. The Employee shall be eligible to participate in the Company’s Sale Bonus Plan with a Percentage Interest of 7.5%.
          i) Withholding. All salary, bonus and other compensation payable to the Employee shall be subject to applicable withholding taxes.
     4) EMPLOYMENT PERIOD.
          a) Employment Period. Subject to the terms and provisions of this Section 4 and Section 5, the Employee’s employment hereunder shall commence as of the Effective Date and shall continue for an initial period of one year from the Effective Date (such period, as it may be extended, the “Employment Period”), unless sooner terminated. The Employment Period may be extended for any such additional period as is agreed upon in writing by the Employee and the Company. During the Employment Period, the Employee will be an at-will employee of the Company. The Employment Period shall be freely terminable for any reason by either party at any time; provided, however, that if the Employee terminates his or her employment with the Company, the Employee shall provide written notice of such termination to the Company at least three months prior to the effective date of such termination (the “Employee Notice Period”). The Company may reduce the Employee Notice Period in its sole and absolute discretion. During the Employee Notice Period, it is understood that the Employee shall continue to perform relevant duties for the Company and will assist the Company with transferring the Employee’s responsibilities in an appropriate manner and take such actions as deemed necessary by the Company to assure a smooth transition.
          b) Cooperation. After notice of termination, the Employee shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of the Employee’s responsibilities and to ensure that the Company is aware of all matters being handled by the Employee. The Company agrees to pay for reasonable travel and lodging expenses incurred by the Employee relating to this cooperation clause.
          c) Termination Date. For all purposes in this Agreement, “Termination Date” means the effective date of the Employee’s termination of employment with the Company.
     5) TERMINATION PAYMENTS.
          a) Termination for Any Reason. Upon termination of the Employee’s employment for any reason, the Employee will be entitled to: (i) all unpaid salary and vacation days accrued through the Termination Date and (ii) any unreimbursed business expenses. The Employee may also be eligible for other post-employment payments and benefits as provided in this Agreement or pursuant to other agreements or plans with the Company.
          b) Termination without Cause.
               i) If the Employee’s employment is involuntarily terminated by the Company other than for Cause (as defined in clause (iii) below and subject to the notice and cure provisions described therein), then, subject to the Employee delivering an executed release in the form attached hereto as Annex C or, at the Company’s election, such other form that the Company is then using for employees similarly situated to the Employee, the Company will provide the Employee the following:
               (A) a lump sum payment equal to a pro rata portion of the Employee’s base salary as in effect on the Termination Date for the period from the Termination Date until the first anniversary of the Effective Date; and
               (B) for a period from the Termination Date until the first anniversary of the Effective Date, the Employee also shall be entitled to continuation, at the Company’s expense, of group medical, dental, long-term disability, accidental death and disability, and life insurance benefits from the Company to the extent permitted under such plans or as otherwise approved by the Board, as in effect immediately prior to the Termination Date; provided, however, that in the event continuation of such benefits is not permitted under such plans, the Company shall pay to Employee the cash equivalent of such benefits not permitted to be covered under such plans.
               ii) The continuation of benefits at the Company’s expense pursuant to Section 5(b)(i)(B) shall be concurrent with any obligation of the Company to provide continuation of coverage under Section 4980B of the Internal Revenue Code of 1986 or Sections 601 et. seq. of the Employee Retirement Income Security Act of 1974 (collectively, “COBRA”), and shall not replace or extend the Employee’s right to continued coverage under COBRA.
               iii) For purposes of this Section 5, “Cause” shall mean: (a) the Employee’s willful misconduct with respect to the business and affairs of the Company or any subsidiary thereof, (b) the Employee’s gross neglect of duties or failure to act which can reasonably be expected to affect materially and adversely the business or affairs of the Company or any subsidiary thereof, (c) the Employee’s material breach of any of the agreements contained herein, any other written agreement between the Company and the Employee, or any written policy of the Company governing the Employee’s conduct or employment whether now existing or hereafter created, or the Employee’s breach of the Non-Compete Agreement (as defined in Section 6), (d) the commission by the Employee of an act involving moral turpitude relating to the Company, dishonesty in performance of employment duties or fraud, (e) the Employee’s conviction of any felony, or of any misdemeanor involving fraud, theft, embezzlement, forgery or moral turpitude, (f) possession or use of or impairment on account of illegal drugs, (g) abandonment of employment duties or (h) conduct on the part of Employee relating to the Company’s business or his or her employment duties (which is not authorized, directed or approved by the Company) which results in governmental sanctions being imposed on the Company or the Employee. Before “Cause” under clause (b) or (c) has been deemed to have occurred, the Company, the Board or the Committee must give the Employee written notice detailing why the Company, the Board or the Committee, as the case may be, has determined that Cause has occurred. The Employee shall then have 30 days after his or her receipt of written notice to cure the item cited in the written notice so that “Cause” will have not formally occurred with respect to the event in question.

     6) PROPRIETARY INFORMATION AND NON-COMPETE AGREEMENT. The Employee has executed the Proprietary Information and Invention and Non-Compete Agreement, a copy of which is attached hereto and the text of which is incorporated herein as Annex D (the “Non-Compete Agreement”) and covenants that the Employee will comply with the terms of the Non-Compete Agreement.
     7) INTERNAL REVENUE CODE SECTION 409A. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under Section 5:
          a) It is intended that each installment of the payments and benefits provided under Section 5 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;
          b) If, as of the date of the “separation from service” of the Employee from the Company, the Employee is not a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 5; and
          c) If, as of the date of the separation from service of the Employee from the Company, the Employee is a specified employee, then:
               i) Each installment of the payments and benefits due under Section 5 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as defined below) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of (A) the 15th day of the third month following the end of the Employee’s tax year in which the Employee’s separation from service occurs and (B) the 15th day of the third month following the end of the Company’s tax year in which the Employee’s separation from service occurs; and
               ii) Each installment of the payments and benefits due under Section 5 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the separation from service of the Employee shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the death of the Employee), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) or Treasury Regulation 1.409A-1(b)(9)(iv) (relating to reimbursements and certain other separation payments). Such payments due under Section 5 shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the Termination Date, from the Termination Date to the date of payment. Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which the separation from service occurs.
     8) INTERNAL REVENUE CODE SECTION 280G. In the event that it is determined that any payment or distribution of any type to the Employee or for the Employee’s benefit made by the Company, by any of its affiliates, by any Person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either: (a) in full or (b) in a lesser amount reflecting a reduction in payments to the extent necessary to result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Method (b) shall be used unless method (a) provides a higher after-tax benefit to the Employee. If method (b) is used, then the Employee shall have the right to determine which payments or benefits will be reduced and in what magnitude. The Employee and the Company shall furnish such documentation and documents as may be necessary for the Company’s independent external accountants to perform the requisite computations and analysis contemplated by this Section 8.
     9) REMEDIES UPON BREACH. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. The Employee agrees that any breach of this Agreement by the Employee will cause irreparable damage to the Company and that in the event of such breach, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including without limitation injunctive relief, and to payment by the Employee of all costs incurred by the Company in enforcing the provisions of this Agreement.
     10) ATTORNEYS’ FEES. If either party to this Agreement breaches any of the terms hereof, that party shall pay to the non-defaulting party all of the non-defaulting party’s costs and expenses, including without limitation attorneys’ fees, incurred by that party in enforcing the terms of this Agreement.
     11) WAIVER OF TRIAL BY JURY. THE PARTIES TO THIS AGREEMENT DESIRE TO AVOID THE ADDITIONAL TIME AND EXPENSE RELATED TO JURY TRIAL OF ANY DISPUTES ARISING HEREUNDER. THEREFORE, IT IS MUTUALLY AGREED BY AND BETWEEN THE PARTIES TO THIS AGREEMENT THAT THEY SHALL AND HEREBY DO WAIVE TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM,

OR THIRD-PARTY CLAIM, INCLUDING WITHOUT LIMITATION ANY AND ALL CLAIMS OR INJURY OR DAMAGES, BROUGHT BY EITHER PARTY AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS WAIVER IS KNOWINGLY, FREELY, AND VOLUNTARILY GIVEN, IS DESIRED BY BOTH PARTIES, AND IS IN THE BEST INTERESTS OF BOTH PARTIES.
     12) PRESS RELEASE. Promptly after execution of this Agreement, the Company will issue a press release prepared by the Company announcing the commencement of the Employee’s employment with the Company, in a form approved by the Employee (such approval not to be unreasonably withheld or delayed).
     13) ASSIGNMENT. The Employee acknowledges that services are unique and personal. Accordingly, the Employee may not assign rights or obligations under this Agreement.
     14) SUCCESSORS. This Agreement shall be binding upon, and inure to the benefit of, any successor to all or substantially all of the Company’s business and/or assets, and the Company will require any such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement by contract, operation of law or otherwise. This Agreement will inure to the benefit of and be enforceable by the Employee and the Employee’s personal or legal representatives, executors, estate, trustee, administrators, successors, heirs, distributees, devisees and legatees, as applicable. If the Employee dies and any amounts become payable under this Agreement, the Company will pay those amounts to the Employee’s estate or named beneficiary, as applicable, except as otherwise may be required by applicable law.
     15) WAIVER AND AMENDMENT. No waiver of any term or condition of this Agreement shall be effective unless in writing and signed by the party so waiving. No amendment to this Agreement shall be valid unless in writing and signed by the Company and Employee.
     16) SEVERABILITY. If any provision of this Agreement or any attachment, annex or exhibit hereto, is invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted. The remainder of the Agreement, and such attachments, annexes and exhibits, shall be valid and enforceable to the maximum extent possible.
     17) GOVERNING LAW AND JURISDICTION. The parties agree that this Agreement, and all attachments, annexes and exhibits hereto, shall be construed and enforced in accordance with the laws of the Commonwealth of Kentucky, and that the courts of the Commonwealth of Kentucky have exclusive jurisdiction over actions to enforce any term of this Agreement or any attachment, annex or exhibit hereto or any action alleging a breach of this Agreement.
     18) HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     19) NOTICE. Any notice or communications that are required or that may be given pursuant to this Agreement shall be in writing and shall be deemed to be duly given if (a) delivered personally or (b) sent by first class mail, postage prepaid, return receipt requested or prepaid via a reputable nationwide overnight courier, in each case in this clause (b), at the addresses specified in the preamble to this Agreement or such other place as may be specified in writing by a party from time to time. Any notice or communications shall be deemed to be effective (i) if personally delivered, when delivered in hand to the party to which it is directed, (ii) if sent by first class mail, postage prepaid, on the third business day following the day of the dispatch thereof or (iii) if sent via a reputable overnight courier service, one business day following the day it is sent.
     20) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the Effective Date.
COMPANY:

XANODYNE PHARMACEUTICALS, INC.
By:	/s/ Greg Flexter
	Name:	Greg Flexter
	Title:	President and CEO

EMPLOYEE:
/s/ Gary Shangold

Gary Shangold, M.D.
[Employment Agreement Signature Page]

ANNEX A
to the Employment Agreement
Entities for Approved Consulting Services
Agile Therapeutics, Inc.
Johnson & Johnson
Drinker Biddle and Reath (J&J product liability litigation counsel)
Schering Plough
Retrax Safety Systems Inc.
Bristol Myers Squibb

A-1

ANNEX B
[Intentionally Left Blank]

B-1

ANNEX C
to the Employment Agreement
FORM OF RELEASE
[Company Letterhead]
[Date]
[Employee Name]
[Employee Address]
[Employee Address]
Dear [Employee Name]:
     In connection with the termination of your employment with Xanodyne Pharmaceuticals, Inc. (the “Company”) on [Termination Date], you are eligible to receive the Severance Benefits (as defined below), if you sign and return this letter agreement to [the General Counsel of the Company] in the enclosed self-addressed stamped envelope postmarked by [Return Date —21 days from date of receipt of this letter agreement] and it becomes binding between you and the Company. “Severance Benefits” means the severance benefits set forth in Section 5(a) of the Employment Agreement dated as of [Date], between you and the Company (your “Employment Agreement”) and, if and only if you are a “Participant” as defined in the Company’s Enhanced Severance Plan, any enhanced severance benefits available to you pursuant to such Enhanced Severance Plan.
     By signing and returning this letter agreement and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with an attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying [the General Counsel of the Company] in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.
                    If you choose not to sign and return this letter agreement by [Return Date-Same as Above], or if you timely revoke your acceptance in writing, you shall not receive any Severance Benefits from the Company. You will, however, receive payment on your Termination Date, as defined below, for your final wages and any unused vacation time accrued through the Termination Date. Also, regardless of signing this letter agreement, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. If you so elect, you shall pay all premium costs on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

                    The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it in writing within the seven (7) day period.
1.	Termination Date — Your effective date of termination from the Company is [Date] (the “Termination Date”).
2.	Release — In consideration of the payment of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims arising out of the Kentucky Civil Rights Act, Ky. Rev. Stat. Ann. § 344.010 et seq., the 1976 Kentucky Equal Opportunities Act, Ky. Rev. Stat. Ann. § 207.130 et seq., Ky. Rev. Stat. Ann. § 337.420 et seq. (Kentucky equal pay law), Ky. Rev. Stat. Ann. § 337.015 (Kentucky adoption leave law), and Ky. Rev. Stat. Ann. §§ 207.170, 337.990, 338.121 (Kentucky whistleblower protection law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims with respect to severance benefits or otherwise arising out of the Employment Agreement and any amendments thereto); all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement:

a.	prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding);
b.	releases the Company from its obligations to you following termination of your employment with respect to any stock options, restricted stock, restricted stock units, or other equity awards granted to you and vested as of the Termination Date pursuant to any applicable Company equity incentive plans; or
c.	releases the Company from its obligations to you following termination of your employment to pay, if and only if you are a “Participant” in the Company’s Company Sale Bonus Plan and not a “Terminated Participant” as provided therein, the bonus amount payable to you, if any, in accordance with the terms and conditions of such Company Sale Bonus Plan.
3.	Non-Disclosure, Non-Competition and Non-Solicitation — You acknowledge and reaffirm your obligations to keep confidential and not disclose all non-public information concerning the Company and its clients that you acquired during the course of your employment with the Company, as stated more fully in the Employee Proprietary and Non-Compete Agreement dated as of [Date] (the “Non-Compete Agreement”) you executed for the benefit of the Company, which remains in full force and effect. You further acknowledge and reaffirm your non-competition and non-solicitation obligations and other obligations under paragraphs 1 through 7 of the Non-Compete Agreement, which also remain in full force and effect.
4.	Return of Company Property — You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.
5.	Business Expenses and Final Compensation — You acknowledge that you have been reimbursed by the Company for all relocation costs and business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.
6.	Non-Disparagement — To the extent permitted by law, you understand and agree that as a condition for payment to you of the Severance Benefits, you shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.
7.	Continued Assistance — You agree that after the Termination Date you will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company transition your job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing any other tasks as reasonably requested by the Company.
8.	Amendment and Waiver — This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
9.	Validity — Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.
10.	Confidentiality — To the extent permitted by law, you understand and agree that as a condition for payment to you of the Severance Benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.
11.	Nature of Agreement — You understand and agree that this letter agreement does not constitute an admission of liability or wrongdoing on the part of the Company.
12.	Acknowledgments — You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying [the General Counsel of the Company] in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that you have received consideration beyond that to which you were previously entitled.
13.	Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof and sign your name of your own free act.
14.	Applicable Law — This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Kentucky, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Kentucky, or if appropriate, a federal court located in the Commonwealth of Kentucky (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.
15.	WAIVER OF JURY TRIAL — YOU AND THE COMPANY DESIRE TO AVOID THE ADDITIONAL TIME AND EXPENSE RELATED TO JURY TRIAL OF ANY DISPUTES ARISING HEREUNDER. THEREFORE, IT IS MUTUALLY AGREED BY AND BETWEEN YOU AND THE COMPANY THAT YOU AND THE COMPANY SHALL AND HEREBY DO WAIVE TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, OR THIRD-PARTY CLAIM, INCLUDING WITHOUT LIMITATION ANY AND ALL CLAIMS OR INJURY OR DAMAGES, BROUGHT BY EITHER PARTY AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LETTER AGREEMENT. YOU AND THE COMPANY ACKNOWLEDGE AND AGREE THAT THIS WAIVER IS KNOWINGLY, FREELY, AND VOLUNTARILY GIVEN, IS DESIRED BY BOTH PARTIES, AND IS IN THE BEST INTERESTS OF BOTH PARTIES.
16.	Entire Agreement — This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the Severance Benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements or commitments in connection therewith, including without limitation your Employment Agreement and any amendments thereto. Nothing in this paragraph or otherwise in this letter agreement, however, shall modify, cancel or supersede your obligations as set forth in paragraph 3.
17.	Tax Acknowledgement — In connection with the Severance Benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits.
18.	Section 409A — The Severance Benefits under this letter agreement are intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986 and this letter agreement shall be administered and construed accordingly.

     If you have any questions about the matters covered in this letter agreement, please call [Name] at [Phone Number].

Very truly yours, Xanodyne Pharmaceuticals, Inc.
By:	________________________
Name:
Title:

     I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this letter agreement and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

[Employee Name]	Date
To be returned in the enclosed self-addressed stamped envelope by [Return Date — 21 days from date of receipt of this letter agreement].

ANNEX D
to the Employment Agreement
XANODYNE PHARMACEUTICALS, INC.
EMPLOYEE PROPRIETARY INFORMATION
AND INVENTION AND NON-COMPETE AGREEMENT
     I have entered into an employment agreement dated as of 1-31-08 (the “Employment Agreement”) with Xanodyne Pharmaceuticals, Inc., a Delaware company (together with its subsidiaries, the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Employment Agreement. In consideration of my employment by the Company pursuant to the Employment Agreement and the compensation paid or to be paid to me by the Company, I hereby covenant and agree that:
     1. My interest in (a) any and all inventions, improvements, and ideas (whether or not patentable) which I have made or conceived, or may make or conceive, either solely or jointly with others, at any time during the course of and in connection with my employment with the Company, whether or not during normal working hours or on the premises of the Company, and (b) any suggestions, proposals, writing and the like, of any sort whatsoever, including without limitation any interest in any copyright and copyrightable material which relate or are applicable directly or indirectly to any phase of the Company’s business, and which I develop during the course of and in connection with my employment, whether or not during normal working hours or on the premises of the Company, shall be the exclusive property of the Company, its successors, assignees, or nominees. (The items defined in (a) and (b) above will hereinafter be referred to collectively as “Proprietary Subject Matter.”)
     2. I shall make full and prompt disclosure in writing to an official of the Company, or to anyone designated for that purpose by the Company, of all Proprietary Subject Matter made or conceived during the course of and in connection with my employment.
     3. I hereby assign to the Company all of my right, title and interest in and to the Proprietary Subject Matter and any and all related patent rights, copyrights and applications and registrations therefor. At the request and expense of the Company, but without further compensation to me, I shall do such acts, and execute, acknowledge and deliver all such papers, including without limitation patent and copyright applications or assignments, as may be necessary or desirable in the sole discretion of the Company to obtain, maintain, protect or vest in the Company the entire right, title and interest in and to Proprietary Subject Matter and any patent applications, patents, copyright or other proprietary rights of any kind relating thereto, in all countries of the world; including without limitation rendering such assistance as the Company may request in any contemplated or pending litigation, patent office proceeding, or other proceeding. I hereby appoint the Company my attorney-in-fact to execute and deliver any such documents on my behalf in the event I should fail or refuse to do so within a reasonable period following the Company’s request. I understand that, to the extent this Non-Compete Agreement shall be construed in accordance with the laws of any state which limits assignability to the Company of certain employee inventions, this Non-Compete Agreement shall be interpreted not to apply to any such invention which a court rules or the Company agrees is subject to such state limitation.
     4. I shall not disclose or cause others to disclose to the Company, or induce the Company to use, any information or material, which is the property of any former or concurrent employer, or any other person or entity with whom I have an agreement or to whom I owe a duty to keep such information in confidence. Those persons or entities with whom I have such agreements or to whom I owe such a duty are identified on Exhibit I attached hereto. I hereby represent to the Company that, except as identified on Exhibit I attached hereto, I am not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of my duties and obligations to the Company (including without limitation my duties and obligations under this Non-Compete Agreement or any other agreement with the Company) during my employment.
     5. Since the work for which I am employed and upon which I shall be engaged will include Company knowledge and information of a private, confidential, or secret or proprietary nature, I shall not, except as required in the conduct of the Company’s business or as authorized in writing by the Company, publish, disclose, or make use of, or authorize anyone else to publish, disclose or make use of any such knowledge or information, of a confidential, secret or proprietary nature or other information which in any way relates to the business, business relationships and financial affairs of the Company or the design, construction, manufacture or sale of the Company’s products or services.
     6. I will keep and maintain adequate and current written records of my work and inventions at all times and stages, in the form of notes, sketches, drawings, memoranda, and reports, which records shall be and remain the property of and be available to the Company at all time. All documents, written information and other items including without limitation notes, sketches, manuals, blueprints, notebooks, products, tools, fixtures, records and information relating to the business of the Company and all copies thereof, made or obtained by me while employed by the Company shall be the exclusive property of the Company and shall be delivered by me to the Company on termination of my employment (whether such termination is caused by act of the Company or by my own resignation or other act) or at any time as reasonably requested by the Company.
     7. During the term of my Employment Agreement and for a period of twelve (12) months following the Termination Date (as defined in the Employment Agreement) and whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company, I agree not to: (i) engage in any business or enterprise that is competitive with the Company’s business, including without limitation to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company or any of its subsidiaries while I am or was employed by the Company; (ii) solicit or accept orders with or for any of the products or business activities that are competitive with the Company’s products or business activities; (iii) solicit or entice away any employee from the Company, or hire any such employee; (iv) solicit or request investments or funds from any other person or entities that are affiliated with the Company or for any entity which competes with the Company; and/or (v) solicit, divert or take away or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company with respect to products or business activities that are competitive with the Company’s products or business activities. I acknowledge that even at such times as I may be entitled to compete with the Company after the periods of restriction in this Non-Compete Agreement or my Employment Agreement, the provisions of this Non-Compete Agreement relating to the confidential nature and ownership of Proprietary Subject Matter in favor of the Company will survive and continue to be binding upon me.
     8. Upon termination of my employment with the Company, I shall, if requested by the Company, reaffirm in writing all of the obligations set forth in paragraph 1 through 7 of this Non-Compete Agreement. All such obligations expressly survive the termination of my employment with the Company.
     9. Excepted from this Non-Compete Agreement are only such inventions, improvements, ideas, suggestions, proposals, writings and the like relating to any phase of the Company’s business made or conceived by me prior to my employment with the Company which are (a) embodied in a United States Letters Patent, Copyright Registration or an application for United States Letters Patent or Copyright Registration filed prior to the commencement of my employment; (b) in the physical possession of a former employer who owns them; or (c) disclosed in detail in Exhibit I attached hereto.
     10. I agree that should I violate any obligation imposed on me in this Non-Compete Agreement, I shall continue to be bound by the obligation until a period equal to the term of such obligation has expired without violation of such obligation.
     11. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Non-Compete Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Non-Compete Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.
     12. This Non-Compete Agreement is attached to and forms a part of my Employment Agreement with the Company and is subject to following provisions therein: Section 9 (Remedies Upon Breach), Section 10 (Attorney’s Fees), Section 11 (WAIVER OF TRIAL BY JURY), Section 12 (Assignment), Section 13 (Successors), Section 14 (Waiver and Amendment), Section 16 (Governing Law and Jurisdiction) and

     Section 18 (Notice).
          IN WITNESS WHEREOF, I have hereunto set my hand this 31st day of January, 2008.

/s/ Gary A. Shangold, M.D.

Print Name:  Gary A. Shangold, M.D.

Employment Agreement between Xanodyne and Gary Shangold
Exhibit I to the Non-Compete Agreement
1.	All former or concurrent employers and all other persons and entities with whom the Employee has an agreement or to whom the Employee owes a duty to keep information in confidence:
Serono Laboratories Johnson & Johnson (and several subsidiary companies)
Ortho McNeil Pharmaceuticals Johnson & Johnson Pharmaceutical Research & Development, LLC Tibotec Johnson & Johnson Corporate Division
NovaDel Pharma Inc. Agile Therapeutics Inc. BAS Medical Inc. Schering Plough Retrax Safety Systems Inc. Bristol Myers Squibb
2.	All Agreements to which the Employee is bound and all other previous and exiting business relationships which conflict with or prevent the full performance of the Employee’s duties and obligations to the Company (including without limitation the Employee’s duties and obligations under the Non-Compete Agreement or any other agreement with the Company) during the Employee’s employment with the Company:
a.	Johnson & Johnson

b.	Drinker Biddle and Reath (J&J litigation counsel)

c.	Agile Therapeutics Inc.

d.	Schering Plough

e.	Retrax Safety Systems Inc.

f.	Bristol Myers Squibb
3.	All inventions, improvements, ideas, suggestions, proposals, writings and the like relating to any phase of the Company’s business made or conceived by the Employee prior to the Employee’s employment with the Company that shall be excepted from the Non-Compete Agreement pursuant to paragraph 9 therein:

PAT. NO.	Title
1	7,320,970 T	Low dose estrogen interrupted hormone replacement therapy
2	7,078,394 T	Low dose estrogen interrupted hormone replacement therapy
3	6,747,019 T	Low dose estrogen interrupted hormone replacement therapy
4	6,214,815 T	Triphasic oral contraceptive
5	5,951,762 T	Apparatus for housing and dispensing hygienic applicators
6	5,660,636 T	Apparatus for housing and dispensing hygienic applicators